Exhibit 10.27

BURGER KING WORLDWIDE HOLDINGS, INC.

2011 OMNIBUS INCENTIVE PLAN

OPTION AWARD AGREEMENT

Unless defined in this Option Award Agreement (this “Award Agreement”), capitalized terms will have the same meanings ascribed to them in the Burger King Worldwide Holdings, Inc. 2011 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”).

Pursuant to Section 6 of the Plan, you have been granted a Non-Qualified Stock Option (the “Option”) on the following terms and subject to the provisions of the Plan, which is incorporated herein by reference. In the event of a conflict between the provisions of the Plan and this Award Agreement, the provisions of the Plan will govern.

Total Number of Millishares Underlying Options:	189,633

Exercise Price per Millishare:	$11.89 per Millishare

Grant Date:	February 1, 2012

Expiration Date:	October 31, 2021

Vesting Date:	October 19, 2015, subject to the Section entitled “Termination” in Exhibit A.

By execution of this Award Agreement, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and the terms and conditions set forth in the attached as Exhibit A.

GRANTEE	BURGER KING WORLDWIDE HOLDINGS, INC.

/s/ Flavia Faugeres	By:	/s/ Jill Granat
Name: Flavia Faugeres		Name: Jill Granat Title: General Counsel

EXHIBIT A

TERMS AND CONDITIONS OF THE

OPTION AWARD AGREEMENT

Vesting.

Subject to the section below entitled “Termination”, this Option will vest and become exercisable on the “Vesting Date” set forth in this Award Agreement. Any portion of this Option that becomes exercisable in accordance with the foregoing will remain exercisable until the Expiration Date, unless earlier terminated pursuant to the Plan or this Award Agreement (including, without limitation, the section below entitled “Termination”). Prior to the exercise of this Option, you will not have any rights of a shareholder with respect to this Option or the Shares subject thereto.

Method of Exercise.

This Option will be exercisable pursuant to procedures approved by the Committee and communicated to you. No Shares will be delivered pursuant to the exercise of this Option unless (i) you have complied with your obligations under this Award Agreement, (ii) the exercise of this Option and the delivery of such Shares complies with applicable law, (iii) the Company has received full payment, in accordance with the methods set forth below in the section entitled “Manner of Payment,” of the aggregate exercise price of the Option, (iv) arrangements that are satisfactory to the Committee in its sole discretion have been made for your payment to the Company of the amount, if any, that is necessary to be withheld in accordance with applicable Federal or state withholding requirements, and (v) if the effective date of such exercise is prior to an Initial Public Offering, you have entered into a Management Shareholders’ Agreement with respect to the Shares to be purchased upon such exercise, which shall generally provide, among other things, for restrictions on the Transfer of the Shares purchased and the right of the Company to repurchase such Shares or to require you to sell such Shares upon the occurrence of certain events. Until such time as the Shares are delivered to you (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), you will have no right to vote or receive dividends or any other rights as a shareholder with respect to such Shares, notwithstanding the exercise of this Option.

Adjustment for Certain Events.

If and to the extent that it would not cause a violation of Section 409A of the Code or other applicable law, if any of the events described in Section 5(d) of the Plan shall occur, the Committee shall make an adjustment as described in such Section 5(d) to prevent dilution or enlargement of the benefits provided under this Option.

Manner of Payment.

On or before the effective date of the exercise of this Option, you shall deliver to the Company full payment (or make provisions satisfactory to the Committee therefor) of the Exercise Price per Share for the Shares to be purchased upon such exercise and full payment of the withholding or other applicable taxes due in respect of such exercise. The Exercise Price may be paid in whole or in part either (i) by certified check, bank cashier’s check or wire transfer or (ii) to the extent permitted by the Committee, with Shares you own, or the withholding of Shares that otherwise would be delivered to you as a result of the exercise of this Option. The withholding or other applicable taxes may only be paid by certified check, bank cashier’s check or wire transfer, unless otherwise determined by the Committee in its sole and absolute discretion.

Any payment of the Exercise Price made in Shares you own shall be effected by the delivery of the certificate(s) for such Shares, if such Shares are certificated, to the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents and evidences as the Company shall require from time to time.

Termination.

Upon termination of your Service (other than as set forth below) prior to the Vesting Date, you will forfeit this Option without any consideration due to you.

If your Service is terminated Without Cause or due to your voluntary resignation on or after January 1, 2014 but prior to the Vesting Date, this Option will continue in full force and effect as if no such termination of your Service had occurred, pursuant to provisions of this Termination Section of the Award Agreement.

If your Service terminates prior to the Vesting Date by reason of your death, Retirement or Disability (as defined below), you (or, if applicable, such other person who is entitled to exercise this Option) shall be vested in the number of Shares as if the Shares subject to the Option vested 20% on February 1, 2012, October 19, 2012, October 19, 2013, October 19, 2014 and October 19, 2015, respectively, and you (or, if applicable, such other person who is entitled to exercise this Option) may exercise the Option to the extent vested on the date of termination of your Service as provided for below.

Notwithstanding anything in this Agreement to the contrary, if the Company or any of its Affiliates, in its sole discretion, enters into a Consulting Agreement with you following a termination of your Service Without Cause or due to your voluntary resignation on or after January 1, 2014 but prior to the Vesting Date, and your services under the Consulting Agreement are terminated for Cause prior to the Vesting Date, then upon any such termination, you will forfeit this Option without any consideration due to you. For the avoidance of doubt, if not otherwise forfeited in connection with a termination of your Service, this Option will continue in full force and effect upon the expiration or earlier termination of the Consulting Agreement prior to the Vesting Date Without Cause or due to your death or Disability.

To the extent this Option is or becomes exercisable on the date of termination of your Service, then, if you (or, if applicable, such other person who is entitled to exercise this Option) do not exercise this Option on or prior to the expiration of the Option Exercise Period (as set forth below), this Option will terminate. In no event may you exercise this Option after the Expiration Date.

Type of Termination	Option Exercise Period
Retirement	One year period beginning on the date of termination
Disability	One year period beginning on the date of termination
Death	One year period beginning on the date of termination
For Cause	None, the Option expires immediately

The date of termination of your Service will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law). The Committee shall have the exclusive discretion to determine the date of termination of your Service and/or the termination of your services under the Consulting Agreement for purposes of this Option.

In the event that there is a conflict between the terms of this Award Agreement regarding the effect of a termination of your Service on this Option and the terms of any Employment Agreement, the terms of your Employment Agreement will govern.

For purposes of this Award Agreement, the following terms shall have the following meanings:

“Cause” means (i) a material breach by you of any of your obligations under any written Consulting Agreement or employment agreement with the Company or any of its Affiliates, (ii) a material violation by you of any of the policies, procedures, rules and regulations of the Company or any of its Affiliates applicable to employees or other service providers generally or to employees or other service providers at your grade level; (iii) the failure by you to reasonably and substantially perform your duties to the Company or its Affiliates (other than as a result of physical or mental illness or injury); (iv) your willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the Company or any of its Affiliates; (v) your fraud or misappropriation of funds; or (vi) the commission by you of a felony or other serious crime involving moral turpitude; provided that if you are a party to a Consulting Agreement or an Employment Agreement at the time of termination of your Service or termination of your services under the

Consulting Agreement, as applicable, and such Consulting Agreement or Employment Agreement contains a different definition of “cause” (or any derivation thereof), the definition in such Consulting Agreement or Employment Agreement, as applicable, will control for purposes of this Award Agreement.

If you are terminated Without Cause or if your employment is terminated as a result of your voluntary resignation and, within the twelve (12) month period subsequent to such termination of your Service, the Company determines that your Service could have been terminated for Cause, subject to anything to the contrary that may be contained in your Employment Agreement at the time of termination of your Service, your Service will, at the election of the Company, be deemed to have been terminated for Cause, effective as of the date the events giving rise to Cause occurred. Similarly, if your services under the Consulting Agreement are terminated Without Cause and, within the twelve (12) month period subsequent to such termination, the Company or its Affiliate which is a party to the Consulting Agreement determines that your services under the Consulting Agreement could have been terminated for Cause, subject to anything to the contrary that may be contained in the Consulting Agreement, at the time of termination of your services under the Consulting Agreement, the Consulting Agreement will, at the election of the Company or its Affiliate which is a party to the Consulting Agreement, be deemed to have been terminated for Cause, effective as of the date of the events giving rise to Cause occurred.

“Consulting Agreement” means a written consulting, service or similar agreement entered into by and between the Company or any of its Affiliates and you or any Person owned or controlled by you, for your continued provision of services to the Company or any of its Affiliates, as applicable, following any termination of your Service between January 1, 2014 and the Vesting Date, such consulting or similar agreement to be entered into on or before the date of termination of your Service.

“Disability” means (i) a physical or mental condition entitling you to benefits under the long-term disability policy of the Company covering you or (ii) in the absence of any such policy, a physical or mental condition rendering you unable to perform your duties for the Company or any of its Affiliates for a period of six (6) consecutive months or longer; provided that if you are a party to an Employment Agreement at the time of termination of your Service and such Employment Agreement contains a different definition of “disability” (or any derivation thereof), the definition in such Employment Agreement will control for purposes of this Award Agreement.

“Retirement” means a termination of Service by you on or after the later of (i) your 55th birthday and (ii) your completion of five years of Service with the Company or its Affiliates.

“Without Cause” means (i) a termination of your Service by you for “Good Reason”, if you have an Employment Agreement that defines the term “Good Reason”, or by your employer (the “Employer”) other than any such termination by your Employer for Cause or due to your death or Disability; provided that if you are a party to an Employment Agreement at the time of termination of your Service and such

Employment Agreement contains a different definition of “without cause” (or any derivation thereof), the definition in such Employment Agreement will control for purposes of this Award Agreement; and (ii) a termination of your services under the Consulting Agreement by the Company or its Affiliate other than any such termination for Cause or due to your death or Disability.

Change in Control.

In the event that a Change in Control occurs during your Service or prior to the expiration or earlier termination of your services under the Consulting Agreement, this Option shall vest in full upon the occurrence of such Change in Control, subject to any terms and conditions that the Committee may impose in accordance with Section 16(g) of the Plan, including without limitation a requirement that some or all of the proceeds from the accelerated portion of the Option be held in escrow and/or remain subject to risks of forfeiture or other conditions; provided, however, that any vesting requirements imposed with respect to the proceeds from the accelerated portion of the Option after a Change in Control shall be accelerated and become fully vested in the event that your Service is terminated after the Change in Control by the Company Without Cause or by reason of your Retirement, death or Disability (or if you are subject to an Employment Agreement that includes a definition of the term “Good Reason”, your Service is terminated by you for Good Reason (as defined in the Employment Agreement)) or your services under the Consulting Agreement are terminated after the Change in Control by the Company Without Cause or by reason of your death.

In the event that there is a conflict between the terms of this Award Agreement regarding the effect of a Change in Control on this Option and the terms of any Employment Agreement or Consulting Agreement, the terms of your Employment Agreement or Consulting Agreement, as applicable, will govern.

Taxes.

Regardless of any action the Company or your Employer takes with respect to any or all income tax, social security or insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of this Option to reduce or eliminate your liability for Tax-Related Items.

Prior to exercise of this Option, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the

Company and/or the Employer or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under local law, the Company may in its sole and absolute discretion (1) sell or arrange for the sale of Shares that you acquire to meet the withholding obligation for Tax-Related Items, and/or (2) withhold the amount of Shares necessary to satisfy the minimum withholding amount. Finally, you will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

No Guarantee of Continued Service.

You acknowledge and agree that the vesting of this Option on the Vesting Date is earned only pursuant to the requirements set forth in this Award Agreement (not through the act of being hired or being granted this Award). You further acknowledge and agree that this Award Agreement, the transactions contemplated hereunder and the Vesting Date shall not be construed as giving you the right to be retained in the employ of, or to continue to provide Service or other services to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss you, free from any liability, or any claim under the Plan, unless otherwise expressly provided in any other agreement binding you, the Company or the applicable Affiliate. The receipt of this Award is not intended to confer any rights on you except as set forth in this Award Agreement.

Termination for Cause; Restrictive Covenants.

In consideration for the grant of this Option and for other good and valuable consideration, the sufficiency of which is acknowledged by you, you agree as follows:

Upon (i) a termination of your Service or a termination of your services under the Consulting Agreement, as applicable, for Cause, (ii) a retroactive termination of your Service or your services under the Consulting Agreement, as applicable, for Cause as permitted herein or under your Employment Agreement or the Consulting Agreement, as applicable, or (iii) a violation of any post-termination restrictive covenant (including, without limitation, non-disclosure, non-competition and/or non-solicitation) contained in your Consulting Agreement or Employment Agreement, any separation or termination or similar agreement you may enter into with the Company or one of its Affiliates in connection with termination of your Service or your services under the Consulting Agreement, as applicable, any Options you hold that are then outstanding shall be immediately forfeited and the Company may require that you repay (with interest or appreciation (if any), as applicable, determined up to the date payment is made), and you shall promptly repay, to the Company, the Fair Market Value (in cash or in Shares) of any Shares received upon the exercise of Options during the period beginning on the date that is one year before the date of your termination and ending on the first anniversary of the date of your termination, minus the applicable exercise price. The Fair Market Value of any such Shares shall be determined as of the date of exercise of such Option.

Company’s Right of Offset.

If you become entitled to a distribution of benefits under this Award, and if at such time you have any outstanding debt, obligation, or other liability representing an amount owing to the Company or any of its Affiliates, then the Company or its Affiliates, upon a determination by the Committee, and to the extent permitted by applicable law and it would not cause a violation of Section 409A of the Code, may offset such amount so owing against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.

Acknowledgment of Nature of Award.

In accepting this Option, you acknowledge that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

(b) the Option award is voluntary, occasional and discretionary and does not create any contractual or other right to receive future Option awards, or benefits in lieu of Options even if Options have been awarded repeatedly in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d) your participation in the Plan is voluntary;

(e) this Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or to the Employer;

(f) this Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(g) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(h) if the underlying Shares do not increase in value, this Option will have no value;

(i) if you receive Shares, the value of such Shares acquired upon exercise may increase or decrease in value; and

(j) no claim or entitlement to compensation or damages arises from termination of this Option, and no claim or entitlement to compensation or damages shall arise from any diminution in value of this Option or Shares received upon exercise of this Option resulting from termination of your Service by the Employer or a termination of your services under the Consulting Agreement, as applicable, and you irrevocably release the Company, its Affiliates and the Employer from any such claim that may arise.

Data Privacy Notice and Consent.

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement by and among, as applicable, the Employer, the Company, its Subsidiaries and its Affiliates or such other third party administrator as designated by the Committee in its sole and absolute discretion for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company, the Employer and/or such other third party administrator as designated by the Committee in its sole and absolute discretion may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance or social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of this Option or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon exercise of this Option may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Securities Laws.

You acknowledge receipt of advice from the Company that (i) the Shares have not been registered under the Securities Act of 1933 or qualified under any state securities or “blue sky” or non-U.S. securities laws, (ii) it is not anticipated that there will be any public market for the Shares, (iii) the Shares must be held indefinitely and you must continue to bear the economic risk of the investment in the Shares unless the Shares are subsequently registered under the Securities Act of 1933 and such state laws or an exemption from registration is available, (iv) although Rule 144 promulgated under the Securities Act (“Rule 144”) may be available with respect to sales of securities of the Company, you will not dispose of Shares in reliance on Rule 144 until the Shares are no longer subject to the restrictions on transfer set forth in the Management Shareholders’ Agreement, (v) if applicable, when and if the Shares may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts in accordance with the terms and conditions of Rule 144, (vi) a restrictive legend in the form heretofore set forth shall be placed on the certificates representing the Shares and (vii) a notation shall be made in the appropriate records of the Company indicating that the Shares are subject to restrictions on transfer set forth in this Agreement and the Management Shareholders’ Agreement and, if the Company should in the future engage the services of a stock transfer agent, appropriate stop-transfer restrictions will be issued to such transfer agent with respect to the Shares.

Limits on Transferability; Beneficiaries.

This Option shall not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability to any party, or Transferred, otherwise than by your will or the laws of descent and distribution or to a Beneficiary upon your death, and this Option shall be exercised during your lifetime only by you or your guardian or legal representative, except that this Option may be Transferred to one or more Beneficiaries or other Transferees during your lifetime with the consent of the Committee, and may be exercised by such Transferees in accordance with the terms of this Award Agreement, provided, however, that in the case of any Transfer prior to an Initial Public Offering, such Transfer is by gift or a domestic relations order to a “family member”, as that term is defined in Rule 701 under the Securities Act. A Beneficiary, Transferee, or other person claiming any rights under this Award Agreement shall be subject to all terms and conditions of the Plan, the Management Shareholders’ Agreement and this Award Agreement, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

No Transfer to any executor or administrator of your estate or to any Beneficiary by will or the laws of descent and distribution of any rights in respect of this Option shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the Transfer and (ii) the written agreement of the Transferee to comply with all the terms and conditions applicable to this Option and any Shares purchased upon exercise of this Option that are or would have been applicable to you, including the requirement to enter into a Management Shareholders’ Agreement as a condition to the exercise of this Option.

The Transfer of any Shares purchased upon exercise of this Option shall be subject to the Management Shareholders’ Agreement. Notwithstanding any other provision hereof, you shall not be permitted to Transfer Shares during a Lock-Up Period.

No Compensation Deferrals.

It is intended that the Option awarded pursuant to this Award Agreement be exempt from Section 409A of the Code (“Section 409A”) because it is believed that (i) the Exercise Price per Share may never be less than the Fair Market Value of a Share on the Grant Date and the number of Shares subject to the Option is fixed on the original Grant Date, (ii) the Transfer or exercise of the Option is subject to taxation under Section 83 of the Code and Treasury Regulation 1.83-7, and (iii) the Option does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Option. The provisions of this Award Agreement shall be interpreted in a manner consistent with this intention. In the event that the Company believes, at any time, that any benefit or right under this Award Agreement is subject to Section 409A, then the Committee may (acting alone and without any required consent by you) amend this Award Agreement in such manner as the Committee deems necessary or appropriate to be exempt from or otherwise comply with the requirements of Section 409A (including without limitation, amending the Award Agreement to increase the Exercise Price per Share to such amount as may be required in order for the Option to be exempt from Section 409A).

Notwithstanding the foregoing, the Company does not make any representation to you that the Option awarded pursuant to this Agreement is exempt from, or satisfies, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless you or any Beneficiary for any tax, additional tax, interest or penalties that you or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

Entire Agreement; Governing Law; Jurisdiction; Waiver of Jury Trial.

The Plan, the Management Shareholders’ Agreement, this Award Agreement and, to the extent applicable, your Consulting Agreement, Employment Agreement or any separation agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings, representations and agreements (whether oral or written) of the Company and you with respect to the subject matter hereof. This Award Agreement may not be modified in a manner that adversely affects your rights heretofore granted under the Plan, except with your consent or to comply with applicable law or to the extent permitted under other provisions of the Plan, including, but not limited to Sections 5(d), 16(g) or 17 of the Plan. This Award Agreement is governed by the laws of the State of Delaware, without regard to its principles of conflict of laws.

ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF FLORIDA OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF FLORIDA, AND YOU IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, YOU HEREBY WAIVE, AND COVENANT THAT YOU WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE.

By signing this Award Agreement, you acknowledge receipt of a copy of the Plan and represent that you are familiar with the terms and conditions of the Plan, and hereby accept this Award subject to all provisions in this Award Agreement and in the Plan. You hereby agree to accept as final, conclusive and binding all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award Agreement.

Electronic Delivery.

The Company may, in its sole discretion, decide to deliver any documents related to this Option or future options that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Agreement Severable.

In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

Language.

If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different that the English version, the English version will control.